Exhibit 3


                           Deutsche Acquisition Corp.

                             Officers and Directors



                  The following table sets forth the name, position with Deutsche Acquisition Corp. ("Purchaser") and present principal occupation of each Director and Executive Officer of Purchaser. Each individual listed below is a citizen of the United States.


Name                                Title
----                                -----
Kevin E. Parker                     Director and President of Purchaser; Global Head of
31 West 52nd Street                 Cash Equity Sales and Trading, Deutsche Bank Group
New York, New York  10019

Thomas A. Curtis                    Director and Vice President of Purchaser; Head of
31 West 52nd Street                 Corporate and Regulatory Affairs, Deutsche Bank
New York, New York  10019           Group-Americas

Michelle Schwabe                    Director; Chief Operating Officer, Deutsche Bank
31 West 52nd Street                 Group-Americas
New York, New York  10019

James T. Byrne, Jr.                 Secretary of Purchaser, Office of the Secretary,
130 Liberty Street                  Deutsche Bank Group-Americas
New York, New York  10006

Sandra L. West                      Assistant Secretary of Purchaser; Office of the
130 Liberty Street                  Secretary, Deutsche Bank Group-Americas
New York, New York  10006